UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 8, 2021

RPT Realty
(Exact name of registrant as specified in its Charter)

Maryland	1-10093	13-6908486
(State of other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

19 W 44th Street,	Suite 1002
New York,	New York	10036
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 221-1261

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered Pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange On Which Registered
Common Shares of Beneficial Interest, ($0.01 Par Value Per Share)	RPT	New York Stock Exchange
7.25% Series D Cumulative Convertible Perpetual Preferred Shares of Beneficial Interest ($0.01 Par Value Per Share)	RPT.PRD	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry into a Material Definitive Agreement.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant.

On October 8, 2021, RPT Realty (the “Trust”) and RPT Realty, L.P. (the “Operating Partnership”) entered into a Note Purchase Agreement (the “Note Purchase Agreement”) with the various institutional investors named therein (the “Purchasers”) in connection with a private placement of senior guaranteed notes. Under the Note Purchase Agreement, the Operating Partnership will sell to the Purchasers (i) $75 million aggregate principal amount of 3.70% Senior Guaranteed Notes, Series A, due 2030 (the “2030 Notes”) and (ii) $55 million aggregate principal amount of 3.82% Senior Guaranteed Notes, Series B, due 2031 (the “2031 Notes” together with the 2030 Notes, the “Notes”). The Notes are unsecured and are guaranteed by the Trust and certain subsidiaries of the Operating Partnership. The 2030 Notes bear interest at an annual fixed rate of 3.70%, payable semiannually on the 30th day of May and November in each year until maturity, commencing on May 30, 2022, and the entire principal amount of the 2030 Notes is due and payable on November 30, 2030. The 2031 Notes bear interest at an annual fixed rate of 3.82%, payable semiannually on the 30th day of May and November in each year until maturity, commencing on May 30, 2022, and the entire principal amount of the 2031 Notes is due and payable on November 30, 2031. The sale and purchase of the Notes is expected to occur at a closing on or prior to December 22, 2021, subject to the satisfaction of customary closing conditions.

The Operating Partnership may, at its option, prepay at any time all, or from time to time any part of the Notes, in an amount not less than 10% of the aggregate principal amount of the Notes then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid plus a Make-Whole Amount (as defined in the Note Purchase Agreement), if any, as set forth in the Note Purchase Agreement. The Notes may also be repaid prior to maturity, at the option of the holder, upon the occurrence of certain change of control transactions. The obligations of the Operating Partnership under the Notes are unconditionally guaranteed by the Trust and by each of the Trust’s subsidiaries that guarantees or otherwise becomes liable at any time, whether as a borrower or an additional or co-borrower or otherwise, for or in respect of any indebtedness under any Material Credit Facility (as defined in the Note Purchase Agreement).

The Note Purchase Agreement contains customary restrictive covenants, including, among others, limitations on transactions with affiliates, merger, consolidation and sale of assets, creation of liens, incurrence of indebtedness and certain development activities. The Note Purchase Agreement also contains certain financial covenants, subject to certain qualifications and adjustments, including, among others, a maximum total leverage ratio, a maximum secured leverage ratio, a maximum unsecured leverage ratio and a minimum fixed charge coverage ratio.

In addition, the Note Purchase Agreement contains customary events of default (subject in certain case to specified cure periods), including payment defaults, cross defaults with certain other indebtedness, breaches of covenants and bankruptcy events. In the case of an event of default, the Purchasers may, among other remedies, accelerate the payment of all obligations.

Proceeds from the sale of the Notes are expected to be used to repay the Operating Partnership’s senior unsecured notes due in 2023 and 2024 with an aggregate principal amount of $116.5 million and weighted average interest rate of 4.33%, to pay related costs and expenses and for working capital and general corporate purposes of the Trust, the Operating Partnership and their subsidiaries.

The Notes were sold in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). The Notes have not been and will not be registered under the Securities Act or any state or other jurisdictions’ securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state or other jurisdictions’ securities laws.

The above summary of the Note Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Note Purchase Agreement. A copy of the Note Purchase Agreement, including the forms of 2030 Note and 2031 Note, is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description

*10.1	Note Purchase Agreement, dated October 8, 2021, by and among RPT Realty, RPT Realty, L.P. and the purchasers of the notes party thereto.
*104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RPT REALTY

Date:	October 8, 2021	By: /s/ MICHAEL P. FITZMAURICE
Michael P. Fitzmaurice
Executive Vice President and Chief Financial Officer